Exhibit 99.1
January 10, 2007
Mr. Robert J. Hordon
Mr. Jason B. Dahl
Mr. Jonathan R. Spitzer
Arnhold and S. Bleichroeder Advisers, LLC
1345 Avenue of the Americas
New York, New York 10105-4300
Dear Sirs:
The Board of Directors of Columbia Equity Trust, Inc. (the “Company”) is in receipt of your letter dated January 8, 2007 with respect to the proposed merger of the Company with a subsidiary of the Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. (“SSPF”). We are sending you this letter on behalf of the independent members of the Company’s Board of Directors in response to your letter dated January 8, 2007.
As a large stockholder, we appreciate your interest in our company and the proposed merger with SSPF. On December 22, 2006, the Company filed its preliminary proxy statement with respect to the special meeting of stockholders to consider and vote upon the merger. We direct you to the preliminary proxy statement for a description of the merger, the merger agreement and other matters described therein. As described in the preliminary proxy statement, the committee of independent directors, together with its advisers, undertook a lengthy and carefully deliberative process in arriving at the definitive merger agreement with SSPF and believe the merger with SSPF is advisable and represents fair value for the Company’s stockholders.
As described in the preliminary proxy statement, the merger was approved by a committee of independent directors, none of whom are members of management of the Company. The full Board and the committee of independent directors approved the terms of the merger agreement and received an opinion from an independent financial advisor that the merger consideration to be received by the Company’s stockholders was fair to the stockholders from a financial point of view.

Mr. Robert J. Hordon
Mr. Jason B. Dahl
Mr. Jonathan R. Spitzer
Arnhold and S. Bleichroeder Advisers, LLC
January 10, 2007

The terms of the merger agreement with SSPF specifically prohibit the Company from implementing the “go shop” process that you suggest in your letter. As described in the preliminary proxy statement, the Company negotiated a relatively low termination payment, or break-up fee, to SSPF pursuant to the merger agreement that the Company believes does not constitute a significant barrier to receiving offers from other parties. As set forth in the merger agreement, the Company may consider unsolicited acquisition proposals from third parties under the terms set forth in the merger agreement and terminate the merger agreement with SSPF and enter into an agreement for another acquisition proposal that the Company’s Board deems superior. In such event, the Company would be required to pay SSPF a termination payment of $4,000,000, representing approximately 1.38% of the cash merger consideration payable to the Company’s stockholders, plus up to $750,000 of expense reimbursement to SSPF. To date, the Company has not received any acquisition proposal from a third party.
Your letter also implies that JPMorgan’s contractual rights under the Company’s existing joint venture arrangements with affiliates of JPMorgan and with other joint venture partners might deter a third party from making an unsolicited bid. The Company does not believe that these joint venture agreements contain consent rights or similar blocking rights that would prevent a third party from consummating an acquisition of the Company pursuant to a superior acquisition proposal. The Company will promptly file the full text of these agreements as exhibits to a Form 8-K.
In summary, the Board and the independent directors believe the proposed merger represents a fair value for the Company’s stockholders. If and when any unsolicited alternative third party proposals are received by the Company in accordance with the terms of the merger agreement, the committee of independent directors will respond in a manner consistent with their fiduciary duties and the terms of the merger agreement.

Very truly yours,

/s/ Robert J. McGovern	/s/ Rebecca L. Owen

Robert J. McGovern	Rebecca L. Owen
Lead Independent Director	Lead Independent Director